Exhibit 99.1

NASDAQ LISTING AND HEARING REVIEW COUNCIL

WITHDRAWS AUTOBYTEL INC. REVIEW

Autobytel Met Panel Deadline of May 31, 2005

Irvine, CA—August 29, 2005—Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced that the Nasdaq Listing and Hearing Review Council has decided to withdraw its previously announced review of the Nasdaq Listing Qualifications Panel (the “Panel”) decision in April 2005 to grant Autobytel a further extension of time to come into compliance with Marketplace Rules. Accordingly, Autobytel’s shares of common stock will remain listed on the Nasdaq National Market, subject to the Company maintaining compliance with all applicable Marketplace Rules and the other requirements established by the Panel.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Carsmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. Autobytel was the most visited new car buying and research destination in 2004, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel Inc. is the only company to achieve top rankings for both its lead management and lead generation services among the nation’s top 100 Internet dealers.

Contact:

Autobytel Inc.

Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362

(jenniferkl@autobytel.com)

Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023

(melaniew@autobytel.com)